Exhibit 99.3

Consent to be Named as a Director

In connection with the filing by Resources Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a member of the board of directors of Resources Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 15, 2022	/s/ Carlo Calabria
Carlo Calabria